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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement on Form S-3 of our report, dated February 13, 1996, except for the information as to earnings per share, distributions per share, and average shares outstanding, for which the date is March 3, 1997, on our audit of the consolidated financial statements of Westfield America, Inc., formerly known as CenterMark Properties, Inc., as of and for the year ended December 31, 1995, which report is included in the Annual Report on Form 10-K. We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated April 27, 1998, on our audit of the combined statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired less than 100% by Westfield America, Inc. for the year ended December 31, 1997 and of our report dated May 29, 1998, on our audit of the statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired by Westfield America, Inc. for the year ended December 31, 1997 which reports are included in the filings on Form 8-K/A filed October 16, 1998 and October 19, 1998 and on Form 8-K filed November 13, 1998. We also consent to the reference to our Firm under the caption "Experts".

                                          PricewaterhouseCoopers LLP

Newport Beach, California
December 11, 1998